Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2011, relating to the consolidated financial statements and financial statement schedule of Power-One, Inc. and subsidiaries and the effectiveness of Power-One, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Power-One, Inc. and subsidiaries for the year ended January 2, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 10, 2011